SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  OCTOBER 31, 2001
                                                       -------------------


                             CORECOMM LIMITED
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               (Exact Name of Registrant as Specified in Charter)


   Delaware                      000-31359                     23-3032245
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(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
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(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8485
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          (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.
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     On October 31, 2001, CoreComm Limited issued a press release which announced that is has signed binding agreements for transactions that would allow the Company to retire approximately $146 million, or 88%, of its $164.75 outstanding 6% Convertible Subordinated Notes.

     A copy of the press release referenced herein is attached as Exhibit 99.1.

Item 7.    Financial Statements and Exhibits.
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           Exhibits

99.1       Press release, issued October 31, 2001.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CORECOMM LIMITED
                                        (Registrant)

                                        By: /s/  Richard J. Lubasch
                                        ----------------------------------
                                        Name:    Richard J. Lubasch
                                        Title:   Senior Vice President-
                                                 General Counsel


Dated: November 1, 2001

                                  EXHIBIT INDEX
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Exhibit                                                                   Page
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99.1     Press release, issued October 31, 2001

                                                                    Exhibit 99.1
[CORECOMM LOGO]

FOR IMMEDIATE RELEASE

            CORECOMM LIMITED ANNOUNCES AGREEMENTS PROVIDING FOR THE
      RETIREMENT OF $146 MILLION OF ITS 6% CONVERTIBLE SUBORDINATED NOTES
                 COMMENCING PROGRAM TO RECAPITALIZE OTHER DEBT

New York, New York (October 31, 2001) - CoreComm Limited (Nasdaq: COMM), announced today that it has signed binding agreements for transactions that would allow the Company to retire approximately $146 million, or 88%, of its $164.75 million outstanding 6% Convertible Subordinated Notes (the "Notes").

Under the terms of the binding agreements, if CoreComm determines to close the transactions, CoreComm will pay each holder that has signed the agreement a cash payment equal to the October 1, 2001 interest payment due to such holder, plus an agreed percentage of equity in CoreComm, in exchange for retiring their Notes. The agreements terminate on December 15, 2001 if CoreComm has not determined to close the transactions by that time. If the agreements terminate, each holder that has signed the agreement will receive 50% of the October 1, 2001 interest payment due to such holder. The agreements include a temporary waiver of interest currently due under the Notes, as well as an agreement not to take any action with respect to the Notes. Substantially all of the holders that the Company was able to contact have signed the agreements.

CoreComm announced that these agreements are part of a larger program to recapitalize a significant portion of its other debt. CoreComm's decision whether to close the transactions on the Notes will be based, in part, on agreements reached with respect to CoreComm's other debt.

Thomas Gravina, Chief Operating Officer, stated: "Over the last several months, we have engaged in a significant effort to improve the overall operations and profitability of the Company. The success of these initiatives has been shown in the rapid improvement in the Company's financial results so far this year. We expect this progress to continue during the remainder of the year and going forward.

"Now that the Company has begun to demonstrate more clearly the success of its business plan, it is the appropriate time to initiate a program to reduce the Company's overall level of debt. The agreements signed with holders of the Convertible Notes represent the first step in this process, and negotiations with other debt holders have already commenced.

"In addition, the Company has benefited from the current interest rate environment and recently locked in a rate of 6.84% on its Bank Facilities for a six month period."

The Company also announced that it would be releasing its third quarter results on or about November 14, 2001.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to the historical information presented, this release also includes certain forward-looking statements concerning trends in operating results. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. Examples of relevant assumptions and factors include, but are not limited to, general economic and business conditions, industry trends, technological developments, the Company's ability to continue to design and deploy efficient network routes, obtain and maintain any required regulatory licenses or approvals and finance network development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment, interest rate fluctuations, and availability, terms and deployment of capital. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.


                                  * * * * * *


For further information contact: Michael A. Peterson, Vice President - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8485